Exhibit 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made effective as of April 15, 2020 (the “Effective Date”) by and among Atlas Sciences, LLC, a Utah limited liability company (“Licensor”), and Jaguar Health, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.                                    Licensor owns the patents, patent applications and associated rights thereto listed on Exhibit A attached hereto (collectively, the “Patent Rights”).

B.                                    Licensee wishes to license the exclusive right to use the Patent Rights. in all territories worldwide except Greater China (the “Territory”).

C.                                    Accordingly, Licensee wishes to license from Licensor, and Licensor wishes to grant to Licensee, the exclusive right to use the Patent Rights in the Territory pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and upon the terms and conditions set forth below, the Parties agree as follows:

1.                                      DEFINITIONS

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of California or Utah are authorized or obligated to close.

“Default Effect” means multiplying the Trial Delay Fee as of the date the applicable Event of Default occurred by 15%.

“Exploit” or “Exploitation” or “Exploiting” means to make, have made, import, use, sell, or offer for sale, including to research, develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of, and otherwise exploit.

“Fundamental Transaction” means that, except in connection with the transactions contemplated by the Merger Agreement and the S-4 Transactions, (a) (i) Licensee shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Licensee or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Licensee shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Licensee or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Licensee (not including any shares of voting stock of Licensee held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Licensee shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Licensee (not including any shares of voting stock of Licensee held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Licensee shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify its common stock, other than an increase in the number of authorized shares of Licensee’s common stock, or (b)  any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Licensee. Notwithstanding the foregoing, a Fundamental Transaction shall not include any transaction where Licensee, directly or indirectly, in one or more related transactions, including, without limitation, business development transactions entered into for the purpose of licensing any or all of Licensee’s technology or products, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Licensee if such person or entity agrees to a non-disturb of the terms of this Agreement and such person or entity has the ability to fulfill the obligations of this Agreement.

“Government Authority” means any federal, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body) with jurisdiction over the Parties and the activities contemplated under this Agreement.

“Greater China” means collectively, China, Hong Kong, Macau and Taiwan.

“Initiate” or “Initiation” means, with respect to a Phase 2 Clinical Trial for NP-500, the first patient dosed pursuant to the Protocol under US FDA Investigational New Drug (IND) or with an IND-equivalent dossier under appropriate regulatory authorities, meeting ICH requirements, after meeting the following criteria:

(a)                                 Availability of NP-500 drug substance manufactured in current Good Manufacturing Practices (cGMP);

(b)                                 Formulation of NP-500 oral formulation with the patented and proprietary multimodal delivery under cGMP with adequate stability;

(c)                                  Filing of an Investigational New Drug (IND) or IND-equivalent dossier with the appropriate regulatory authorities (meeting ICH requirements); and

(d)                                 Obtaining Institutional Review Board (IRB) approval from one or more accredited academic (or practice) institutions to allow patient enrollment and treatment with a principal investigator who has published in the field of Type 2 diabetes.

“Merger Agreement” means the Agreement and Plan of Merger, dated March 31, 2017, by and among Napo Pharmaceuticals, Inc., a Delaware corporation, Licensee, and Napo Acquisition Corporation, a Delaware corporation, as amended.

“Phase 2 Clinical Trial” means a human clinical trial of a Product that would satisfy the requirements of 21 CFR 312.21(b) or foreign equivalent.

“Product” means any pharmaceutical product containing or comprising NP-500, a hormone sensitive lipase inhibitor, used alone or in combination with other pharmaceutical products, for any and all human uses, including the treatment of insulin resistant syndrome, such as Type 2 diabetes.

“S-4 Transactions” means any and all transactions individually or in the aggregate and documents and agreements referenced and/or filed as exhibits as disclosed or contemplated in that certain Form S-4 Registration Statement relating to Company and filed with the United States Securities and Exchange Commission on April 18, 2017, as amended, modified or supplemented from time to time.

“Third Party” means any person other than a Party or an affiliate of a Party.

“Trial Delay Fee” means $2,265,000.00 plus any interest, fees or charges accruing or charged hereunder.

2.                                      LICENSE

2.1                               License Grant. Licensor hereby grants to Licensee, and its subsidiary, Napo Pharmaceuticals, Inc., a Delaware corporation, an exclusive (even as to Licensor), license in the Territory, with right to grant and authorize sublicenses solely as permitted under Section 2.2 (Sublicense Rights) to use the Patent Rights and Improvements to Exploit the Products.

2.2                               Sublicense Rights. Licensee shall have the right to sublicense the rights and obligations granted to it under Section 2.1 (License Grant) through multiple layers to any Third Party; provided that, in each such case, Licensee shall be responsible for any sublicensee as if Licensee were exercising such sublicensed rights itself under this Agreement.

3.                                      PROPRIETARY RIGHTS

Licensee acknowledges and agrees that as between Licensee and Licensor, except for the license granted under this Agreement, Licensor retains all right, title and interest in and to the Patent Rights, including all improvements and enhancements to the Patent Rights made or created by Licensee pursuant to this Agreement or made or created by or on behalf of Licensor during the Term (collectively, “Improvements”).

4.                                      USE OF PATENT RIGHTS.

Licensee shall be solely responsible for the operation, maintenance, use and management of the Patent Rights. Licensee will pay all costs, fees and charges necessary to keep the Patent Rights in full force and effect.

5.                                      RESTRICTIONS

Licensee’s use of the Patent Rights and Improvements shall comply with all applicable laws, rules and regulations. For the avoidance of doubt, nothing herein is intended to restrict Licensee from entering into sub-license agreements anywhere in the Territory, or otherwise from Exploiting the Products with or through a sub-license partner.

6.                                      CONSIDERATION

6.1                               Phase 2 Obligation. In consideration of Licensor’s grant of an exclusive license to Licensee under the Patent Rights and Improvements in the Territory under Section 2.1 (License Grant), Licensee shall, at its sole cost and expense, conduct a Phase 2 Clinical Trial in accordance with the mutually agreed upon outline protocol (the “Protocol”) set forth in Exhibit B hereto. Licensee shall Initiate a Phase 2 Clinical Trial no later than the six-month anniversary of the Effective Date.

6.2                               Trial Delay Payment. If Licensor fails to Initiate a Phase 2 Clinical Trial within six months of the Effective Date, then beginning on the six-month anniversary of the Effective Date and continuing until the payment in full of the Trial Delay Fee, Licensee shall make a monthly payment to Licensor (each, a “Trial Delay Payment”) in an amount equal to: (a) from the six-month anniversary of the Effective Date until the twelve-month anniversary of the Effective Date, Two Hundred Thousand Dollars ($200,000); and (b) from the twelve-month anniversary of the Effective Date until payment in full of the Trial Delay Fee, Three Hundred Fifty Thousand Dollars ($350,000). The Trial Delay Payment set forth in this Section 6.2 and the termination of this Agreement pursuant to Section 10.2 (Termination) shall be Licensor’s sole and exclusive remedies for any breach of Licensee’s obligations under Section 6.1 (Phase 2 Obligation).

6.3                               Taxes. The fees payable under this Section 6 are exclusive of and Licensee shall pay and hold Licensor harmless from any local, state, federal or foreign sales, use, value-added, excise, customs, export, import or similar taxes or duties that may be imposed by any jurisdiction (other than taxes on the net income of Licensor). Should Licensee be required to deduct or withhold any taxes from any payment to Licensor, Licensee shall promptly furnish Licensor with an official tax certificate as evidence of such tax payment in order to support Licensor’s claim for any tax refund or tax credit with respect to any such taxes so withheld and paid by Licensee on Licensor’s behalf.

7.                                      DEFAULTS AND REMEDIES

7.1                               Defaults. The following are events of default under this Agreement (each, an “Event of Default”): (a) Licensee fails to pay any Trial Delay Payment, interest, fees, charges, or any other amount when due and payable under this Agreement, which default remains uncured for a period of three (3) Business Days; (b) a receiver, trustee or other similar official shall be appointed over Licensee or a material part of its assets and such appointment shall remain uncontested for thirty (30) calendar days or shall not be dismissed or discharged within sixty (60)

calendar days; (c) Licensee makes a general assignment for the benefit of creditors; (d) Licensee files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (e) an involuntary bankruptcy proceeding is commenced or filed against Licensee which is not dismissed or discharged within sixty (60) calendar days; (f) Licensee defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Licensee contained herein, which default continues for a period of thirty (30) calendar days following notice by Licensor to Licensee thereof; (g) any representation, warranty or other statement made or furnished by or on behalf of Licensee to Licensor herein, is false, incorrect, incomplete or misleading in any material respect when made or furnished; (h) the occurrence of a Fundamental Transaction prior to the completion of the Phase 2 Clinical Trial  without Licensor’s prior written consent, such consent shall not be unreasonably withheld, unless the Licensee has completed the payment of the full Trial Delay Fee; and (i) any money judgment, writ or similar process is entered or filed against Licensee or any subsidiary of Licensee or any of its property or other assets for more than $1,000,000.00, and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) calendar days unless otherwise consented to by Licensor.

7.2                               Remedies. At any time following an Event of Default but prior to payment in full of the Trial Delay Fee (if any), Licensor may, at its option, elect to increase the Trial Delay Fee by applying the Default Effect (subject to the limitation set forth below) via written notice to Licensee without accelerating the Trial Delay Fee, in which event the Trial Delay Fee shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect. Moreover, at any time following the occurrence of any Event of Default but prior to payment in full of the Trial Delay Fee (if any), upon written notice given by Licensor to Licensee, interest shall accrue on the Trial Delay Fee beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law (“Default Interest”).

8.                                      WARRANTY AND DISCLAIMER

8.1                               From Licensor. Licensor makes the following representations and warranties to Licensee, each of which is true and correct on the date hereof and shall continue to be true and correct at all times during the term of this Agreement, and hereby covenants as follows:

(a)                                 Formation. Licensor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

(b)                                 Authorization. This Agreement and the transactions contemplated hereby have been duly and validly authorized by Licensor and all necessary actions have been taken. Moreover, this Agreement has been duly executed and delivered by Licensor and constitutes the valid and binding obligations of Licensor enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and by general principles of equity.

(c)                                  No Conflicting Agreements. Licensor is not currently obligated nor will it assume any future obligation under any contract (including without limitation any license, covenant or commitment of any nature) or other agreement, instrument or arrangement that could conflict with its obligations under this Agreement. Without limiting the generality of the foregoing, Licensor represents and warrants that it has not granted any license to any other person with respect to use of the Patent Rights or Improvements.

(d)                                 Right to License. Licensor owns all right, title and interest in and to the Patent Rights. Licensor has the full right to grant to Licensee the license granted under this Agreement, and Licensee’s right to exercise such license will be unrestricted (except by applicable law and the terms of the license).

8.2                               From Licensee. Licensee makes the following representations and warranties to Licensor, each of which is true and correct on the date hereof and shall continue to be true and correct at all times during the term of this Agreement, and hereby covenants as follows:

(a)                                 Formation. Licensee is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

(b)                                 Authorization. This Agreement and the transactions contemplated hereby have been duly and validly authorized by Licensee and all necessary actions have been taken. Moreover, this Agreement has been duly executed and delivered by Licensee and constitutes the valid and binding obligations of Licensee enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and by general principles of equity.

(c)                                  Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of Licensee, threatened against or affecting Licensee before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person which would reasonably be expected to have a material adverse effect on Licensee’s business, assets, properties, operations or financial condition or its ability to perform its obligations hereunder.

(d)                                 No Reliance. Neither Licensor nor any of its officers, directors, stockholders, members, managers, employees, agents or representatives has made any representations or warranties to Licensee or any of its officers, directors, employees, agents or representatives except as expressly set forth in this Agreement and, in making its decision to enter into the transactions contemplated by this Agreement, Licensee is not relying on any representation, warranty, covenant or promise of Licensor or its officers, directors, members, managers, employees, agents or representatives other than as set forth in this Agreement.

(e)                                  Sufficient Contacts. Licensee acknowledges that the State of Utah has a reasonable relationship and sufficient contacts to the transactions contemplated by this Agreement and any dispute that may arise related thereto such that the laws and venue of the State of Utah, as set forth more specifically in Section 11.5 below, shall be applicable to this Agreement and the transactions contemplated herein.

(f)                                   No Conflicting Agreements. Licensee is not currently obligated nor will it assume any future obligation under any contract (including without limitation any license, covenant or commitment of any nature) or other agreement, instrument or arrangement that could conflict with its obligations under this Agreement.

8.3                               Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, IS MADE OR GIVEN BY OR ON BEHALF OF LICENSOR OR LICENSEE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

9.                                      INDEMNIFICATION

Licensee at its own expense shall indemnify, defend and hold Licensor free and harmless from any and all claims, damages, losses, costs, actions and expenses, including attorneys’ and experts’ fees, arising out or related to Licensee’s breach of this Agreement and/or the Exploitation of the Products in the Territory.

10.                               TERM

10.1                        Term. The initial term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant to any express provision of this Agreement, shall continue for ten (10) years following the Effective Date (the “Initial Term”). Thereafter, this Agreement shall renew automatically for successive one (1) year periods (each, a “Renewal Term,” and collectively, together with the Initial Term, the “Term”) unless either Party provides the other with written notice of non-renewal at least thirty (30) days before the expiration of the then current Term.

10.2                        Termination. Licensor may terminate this Agreement in the event (a) Licensee fails to complete a Phase 2 Clinical Trial within five (5) years of the Effective Date; or (b) if the Licensee has not Initiated a Phase 2 Clinical Trial and fails to make three (3) or more consecutive Trial Delay Payments.

10.3                        Effect of Expiration or Termination. Upon termination or expiration of this Agreement:

(a)                                 All licenses granted under this Agreement shall also terminate.

(b)                                 Licensee shall remain liable for and promptly pay the entire remaining balance of the Trial Delay Fee.

11.                               GENERAL PROVISIONS

11.1                        Notices. Unless otherwise provided in this Agreement, all notices permitted or required under this Agreement shall be in writing and shall be delivered personally, sent by facsimile with a hard copy confirmation of receipt, or sent by express delivery service to the address provided by one Party to the other Party from time to time. Notices shall be effective upon receipt in the case of personal delivery, on the date of the hard copy confirmation of receipt in the case of delivery by facsimile or on the date the notice is delivered to the applicable address in the case of delivery by express overnight service.

11.2                        Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Licensor hereunder may be assigned by Licensor to a Third Party, including its affiliates, in whole or in part, without the need to obtain Licensee’s consent thereto. Licensee may not assign its rights or obligations under this Agreement or delegate its duties hereunder without the prior written consent of Licensor.

11.3                        Independent Contractors. In performing this Agreement, each of the Parties will operate as, and have the status of, an independent contractor. This Agreement does not create any agency, employment, partnership, joint venture, franchise or other similar or special relationship between the Parties. Neither Party will have the right or authority to assume or create any obligations or to make any representations, warranties or commitments on behalf of the other Party or its affiliates, whether express or implied, or to bind the other Party or its affiliates in any respect whatsoever.

11.4                        Arbitration of Claims. The Parties shall submit all claims, disputes and causes of action (each, a “Claim”) arising under this Agreement or any other agreement between the Parties and their affiliates or any Claim relating to the relationship of the Parties to binding arbitration pursuant to rules of the American Arbitration Association. Within seven (7) calendar days of initiation of arbitration by either Party, Licensor will provide a list of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such five (5) arbitrators, the “Proposed Arbitrators”). Within five (5) calendar days after Licensor has submitted to Licensee the names of the Proposed Arbitrators, Licensee must select by written notice to Licensor, one (1) of the Proposed Arbitrators to act as the arbitrator. If Licensee fails to select one of the Proposed Arbitrators in writing within such 5-day period, then Licensor may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to Licensee. The arbitrator shall be instructed to complete and shall complete the arbitration within six (6) months of commencement and shall only allow limited discovery on issues directly related to the applicable Claims. The Parties hereby acknowledge and agree that the arbitration provisions set forth in this Section 11.4 (the “Arbitration Provisions”) are unconditionally binding on the Parties hereto and are severable from all other provisions of this Agreement. By executing this Agreement, Licensee represents, warrants and covenants that Licensee has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Licensee will not take a position contrary to the foregoing representations. Licensee acknowledges and agrees that Licensor may rely upon the foregoing representations and covenants of Licensee regarding the Arbitration Provisions.

11.5                        Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. Each Party consents to and expressly agrees that exclusive venue for arbitration of any dispute arising out of or relating to this Agreement or the relationship of the Parties or their affiliates shall be in Salt Lake County, Utah. Without modifying the Parties’ obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, for any litigation arising in connection with this Agreement, each Party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, (iii) agrees to not bring any such action  outside of any state or federal court sitting in Salt Lake County, Utah, and (iv) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim, defense or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper. Finally, Licensee covenants and agrees to name Licensor as a Party in interest in, and provide written notice to Licensor prior to bringing or filing, any action (including without limitation any filing or action against any person or entity that is not a Party to this Agreement) that is related in any way to this Agreement or any transaction contemplated herein, and further agrees to timely name Licensor as a Party to any such action. Licensee acknowledges that the governing law and venue provisions set forth in this Section 11.5 are material terms to induce Licensor to enter into this Agreement and that but for Licensee’s agreements set forth in this Section 11.5 Licensor would not have purchased the Patent Rights and entered into this Agreement.

11.6                        Severability. If any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction, or declared under any law, rule or regulation of any government having jurisdiction over the Parties hereto, to be invalid, illegal or otherwise unenforceable, then such provision will, to the extent permitted by the court or government not be voided but will instead be construed to give effect to its intent to the maximum extent permissible under applicable law and the remainder of this Agreement will remain in full force and effect according to its terms.

11.7                        Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement of the Parties concerning its subject matter and supersedes any and all prior or contemporaneous, written or oral negotiations, correspondence, understandings and agreements, between the Parties respecting the subject matter of this Agreement. No supplement, modification or amendment to this Agreement shall be binding unless evidenced by a writing signed by the Party against whom it is sought to be enforced. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

11.8                        Execution; Counterparts. This Agreement shall not be binding in whole or in part upon the Parties unless and until duly executed by or on behalf of both Parties hereto, in which event this Agreement shall be effective as of the Effective Date. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument enforceable in accordance with its terms and all of which shall constitute but one and the same agreement of the Parties.

11.9                        Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.10                 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

11.11                 Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement.

11.12                 Licensor’s Rights and Remedies Cumulative; Liquidated Damages. Unless otherwise specified in this Agreement, all rights, remedies, and powers conferred in this Agreement are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Licensor may have, whether specifically granted in this Agreement, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Licensor may deem expedient. The Parties acknowledge and agree that upon Licensee’s failure to comply with the provisions of this Agreement, Licensor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the Parties’ inability to predict future interest rates and economic conditions, Licensor’s increased risk, and the uncertainty of the availability of a suitable substitute investment opportunity for Licensor, among other reasons. Accordingly, any fees, charges, and default interest due under the Agreement, including, but not limited to, the Trial Delay Fee, are intended by the Parties to be, and shall be deemed, liquidated damages. The Parties agree that such liquidated damages are a reasonable estimate of Licensor’s actual damages and not a penalty, and shall not be deemed in any way to limit any other right or remedy Licensor may have hereunder, at law or in equity. The Parties acknowledge and agree that under the circumstances existing at the time this Agreement is entered into, such liquidated damages are fair and reasonable and are not penalties. All fees, charges, and Default Interest provided for in this Agreement are agreed to by the Parties to be based upon the obligations and the risks assumed by the Parties as of the Effective Date and are consistent with transactions of this type. The liquidated damages provisions of this Agreement shall not limit or preclude a Party from pursuing any other remedy available at law or in equity; provided, however, that the liquidated damages provided for in this Agreement are intended to be in lieu of actual damages.

11.13                 Attorneys’ Fees. In the event of any arbitration or action at law or in equity to enforce or interpret the terms of this Agreement, the Parties agree that the Party who is awarded the most money (which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any Party) shall be deemed the prevailing Party for all purposes and shall therefore be entitled to an additional award of the full amount of the reasonable and documented out-of-pocket attorneys’ fees, deposition costs, and expenses paid by such prevailing Party in connection with arbitration or litigation without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date.

LICENSOR:

ATLAS SCIENCES, LLC

By:	/s/ John Finalyson
John Finalyson, President

LICENSEE:

JAGUAR HEALTH, INC.

By:	/s/ Lisa Conte
Lisa Conte, President and CEO

[Signature Page to License Agreement]

EXHIBIT A

PATENT RIGHTS

Napo Pharmaceuticals Client Status Report

Client Name	Rimon Ref.	Country	Title	Serial #	Filing Date	Patent #	Issue Date	Status	All Open Actions (Current)	Expiration Date
Napo Pharmaceuticals	JAG1PRV	UNITED STATES	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	61/478,246	4/22/2011			CONVERTED		Lapsed
Napo Pharmaceuticals	JAG1	UNITED STATES	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	13/453,618	4/23/2012	9,314,437	4/19/2016	ISSUED		4/23/2032
Napo Pharmaceuticals	JAG1PCT	WIPO	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	PCT/US12/34675	4/23/2012			NATIONAL PHASE ENTERED		EXPIRED
Napo Pharmaceuticals	JAG1CA	CANADA	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	2868990	4/23/2012	2868990	8/14/2018	ISSUED		4/23/2032
Napo Pharmaceuticals	JAG1EP	EUROPE	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	12773908.4	4/23/2012	2699236	6/20/2018	VALIDATION COMPLETED
Napo Pharmaceuticals	JAG1DE	GERMANY	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	602012047682.6	4/23/2012	2699236	6/20/2018	ISSUED		4/23/2032
Napo Pharmaceuticals	JAG1FR	FRANCE	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	12773908.4	4/23/2012	2699236	6/20/2018	ISSUED	\	4/23/2032
Napo Pharmaceuticals	JAG1GB	UNITED KINGDOM	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	12773908.4	4/23/2012	2699236	6/20/2018	ISSUED	\	4/23/2032
Napo Pharmaceuticals	JAG1IN	INDIA	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	8957/CHENP/2013	4/23/2012			PENDING
Napo Pharmaceuticals	JAG1DIV	UNITED STATES	PHARMACOLOGICALLY OPTIMIZED MULTIMODAL DRUG DELIVERY SYSTEM FOR NORDIHYDROGUIARETIC ACID (NDGA)	13/911,893	6/6/2013	9,198,879	12/1/2015	ISSUED		4/23/1931